Exhibit 99

FOR IMMEDIATE RELEASE

April 25, 2007

                   THE EASTERN COMPANY REPORTS RECORD RESULTS
                          FOR THE FIRST QUARTER OF 2007

Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the first quarter of 2007. Sales for the quarter were $52.3 million, compared to $27.9 million for the same period in 2006, an 88% increase, while net income was $6.8 million, or $1.14 per diluted share, compared to the $1.1 million, or $0.20 per diluted share, reported in the first quarter of 2006, a 491% increase.

Leonard F. Leganza, President and CEO stated, "The first quarter, the eighteenth consecutive quarter of improved year-to-year sales, was an outstanding quarter for the Company. Contributing heavily to these results was the final delivery of the door latching system components for a military project which up-armored existing Humvees. This contributed $18 million in sales in the quarter. In addition, the final integration of the Royal Lock and Summit Manufacturing acquisitions, which were made in the latter half of 2006, contributed $2.7 million in sales for the quarter. Despite the strong impact of the military contract and the Royal Lock and Summit acquisitions, the Company's core businesses experienced a 12.9% increase in sales as compared to the first quarter of 2006. This increase was primarily in the Industrial Hardware segment."

Mr. Leganza continued, "In 2007, as was the case in 2006, the Company continues to face rapid increases in energy, health care and raw material costs. While difficult, it will be necessary for us to overcome these obstacles by continually improving our productivity, finding further cost reductions and increasing prices wherever possible in order to maintain acceptable profit margins. In addition to facing these operating challenges in our core businesses, the Company will also continue its repositioning efforts and intensify its growth objectives through acquisitions of complementary businesses and product lines. Considering the present status of our backlogs and current economic forecasts, all of our business units are on track for positive results in 2007."

Mr. Leganza commented further, "Our Metal Products segment has been a particular challenge in recent times brought on because of lower demand for Malleable Iron products. Changes have also occurred in coal mining methods which resulted in lower requirements, in the domestic market, for our proprietary mine roof anchor products. These challenges have been approached, first by making the investment required to produce and market Ductile Iron products in addition to Malleable Iron, a project that has taken somewhat longer than we anticipated. We will also continue our marketing efforts to introduce our roof anchor products into the China mining industry. While that effort has not yet yielded great success, we remain optimistic that the course of action we are taking will, in the future, produce positive results."



Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255

Statement of Consolidated Income

THE EASTERN COMPANY (AMEX - EML)



                                                             THREE Months Ended

                                                     13 wks                       13 wks
                                                  March 31, 2007                April 1, 2006
                                                  --------------                -------------
Net Sales                                          $ 52,317,174                 $ 27,860,183

Net Income After Tax                                  6,758,238                    1,143,765

Net Income Per Share:
      Basic                                                1.23                         0.21
      Diluted                                              1.14                         0.20

Weighted average shares outstandings:
      Basic                                           5,507,372                    5,464,691
      Diluted                                         5,932,044                    5,711,137
